Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Darling International Inc.
We consent to the use of our reports dated March 15, 2005, with respect to the consolidated balance sheets of Darling International Inc. and subsidiaries as of January 1, 2005 and January 3, 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended January 1, 2005, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of January 1, 2005, and the effectiveness of internal control over financial reporting as of January 1, 2005, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the registration statement.
Our report on the consolidated financial statements refers to a change in the method of accounting for redeemable preferred stock in 2003.
/s/ KPMG LLP
Dallas, Texas
January 31, 2006